Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

China Green Agriculture, Inc.

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (the “Registration Statement”) pertaining to the 2009 Equity Incentive Plan of China Green Agriculture, Inc. (the “Company”), dated as of December 11, 2009, as most recently amended on June 29, 2015, and the Third Amended and Restated Employee Stock Purchase Plan of China Green Agriculture, Inc., dated as of May 15, 2015, of our report dated September 16, 2015 with respect to the consolidated financial statements included in its Annual Report on Form 10-K for the fiscal year ended June 30, 2015, filed with the Securities and Exchange Commission on September 17, 2015.

/s/ KABANI & COMPANY, INC.
CERTIFIED PUBLIC ACCOUNTANTS

Los Angeles, California
March 25, 2016